EXHIBIT 23.4
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Energy Transfer Partners, L.P. of our report dated January 23, 2006, relating to the financial statements of Titan Energy Partners, L.P. and subsidiary (the “Partnership”), which appears in the Current Report on Form 8-K/A (Amendment No. 1) of Energy Transfer Partners, L.P. dated July 21, 2006.
/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
September 24, 2007